Exhibit 99.2

Abri SPAC I, Inc. Announces Closing of Over-Allotment Option in Connection With Its Initial Public Offering

New York, August 23, 2021 – Abri SPAC I, Inc. (NASDAQ: ASPAU, the “Company”) announced today that the underwriters in its initial public offering, pursuant to the terms of the underwriting agreement, partially exercised their over-allotment option and, on August 23, purchased 733,920 units, generating additional gross proceeds of $7,339,200. Each unit consists of one share of common stock and one redeemable warrant to purchase one share of common stock at a price of $11.50 per share.

The total aggregate issuance by the Company of 5,733,920 units at a price of $10.00 per unit resulted in total gross proceeds of $57,339,200.

The units are listed on The Nasdaq Capital Market (“NASDAQ”) and began trading under the ticker symbol “ASPAU” on August 10, 2021. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on NASDAQ under the symbols “ASPA,” and “ASPAW,” respectively.

Chardan acted as sole book running manager in the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on August 9, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st floor, New York, New York 10004. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Abri SPAC I, Inc.

Abri is a blank check company formed for the purpose of effecting a business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region its target operates in, Abri intends to pursue prospective targets that provide disruptive technological innovation in a range of traditionally managed industries with particular emphasis on the financial services industry. The proceeds of the offering will be used to fund such business combination.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Abri Contact:
Nima Montazeri

info@abriadv.com